Exhibit 99.1

DaVita HealthCare Partners Declares a Two for One Stock Split

DENVER (August 12, 2013) – DaVita HealthCare Partners Inc. (NYSE: DVA) today announced that its Board of Directors has declared a two-for-one split of its common stock in the form of a stock dividend. Stockholders of record on August 23, 2013 will receive two shares of the Company's common stock for every share of common stock owned on the record date. The dividend shares will be distributed on September 20, 2013 and the Company's common stock will trade on a post-split basis on September 23, 2013, the next trading day following the distribution date. Dividend shares will be aggregated.

As of June 30, 2013, the Company had 106.2 million shares of common stock outstanding which will increase to approximately 212.5 million shares after the stock split has been effected.

About DaVita HealthCare Partners

DaVita HealthCare Partners, a Fortune 500® company, is the parent company of DaVita and HealthCare Partners. DaVita is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. As of June 30, 2013, DaVita operated or provided administrative services at 2,010 outpatient dialysis centers in the United States serving approximately 159,000 patients, and at 48 centers in ten countries outside of the United States. HealthCare Partners manages and operates medical groups and affiliated physician networks in California, Nevada, Florida and New Mexico in its pursuit to deliver excellent-quality health care in a dignified and compassionate manner. As of June 30, 2013, HealthCare Partners provided integrated care management for approximately 733,000 managed care patients. For more information, please visit DaVitaHealthCarePartners.com.

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Investors:

Jim Gustafson (310) 536-2585

Jim.Gustafson@davita.com